Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 282,066,373.55	0.000087	$ 24,539.77
Fees Previously Paid
	Total Transaction Valuation:	$ 282,066,373.55
	Total Fees Due for Filing:			$ 24,539.77
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 24,539.77
	Net Fee Due:			$ 0.00
Offering Note
[1]	As of October 23, 2026, the maximum number of shares of common stock, par value $0.001 per share, of Priority Technology Holdings, Inc. to which this transaction applies is estimated to be 31,903,858 shares, calculated as follows: (i) 82,572,061 shares issued and outstanding on such date; minus (ii) 50,668,203 shares held by the Supporting Stockholders, which are subject to the Support Agreement and will be contributed to Ultimate Parent in the Rollover and cancelled without payment of the Merger Consideration. Estimated solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11, the underlying value of the transaction was calculated as the sum of (a) the product of (i) 31,903,858 shares and (ii) the per share cash merger consideration of $8.05, or $257,066,373.55; plus (b) $25,000,000.00, the estimated aggregate amount of cash payable in respect of outstanding Company Options, Company RSUs and Company PSUs cancelled and converted into cash at the Effective Time. In accordance with Exchange Act Rule 0-11(c)(1), the transaction valuation reflects the total cash to be paid in the transaction, including amounts payable in respect of Company Options, Company RSUs and Company PSUs, in addition to amounts payable for outstanding shares. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $282,066,373.55 by 0.00008700. Priority Technology Holdings Inc. previously paid $24,539.77 upon the filing of its Preliminary Proxy Statement on Schedule 14A on October 30, 2026 in connection with the transaction reported hereby.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims			Schedule 14A	001-37872	10/30/2026		$ 24,539.77
Fee Offset Sources	1	Priority Technology Holdings, Inc.	Schedule 14A	001-37872		10/30/2026		$ 24,539.77
Offset Note
[1]	No fee offsets are claimed in connection with this filing. The filing fee reported in Table 1 is paid in full with this filing.